Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
DEVON ENERGY CORPORATION
     Devon Energy Corporation (the “Corporation”), a corporation organized and existing under and by virtue of The General Corporation Law of the State of Delaware, as amended (the “DGCL”), DOES HEREBY CERTIFY:
     FIRST: That the Board of Directors of the Corporation duly adopted resolutions proposing and declaring advisable the following amendments to the Restated Certificate of Incorporation of the Corporation.
     RESOLVED, that the Corporation’s Restated Certificate of Incorporation be amended so that Sections A and Section D of Article IV thereof shall read in their entirety as follows:
ARTICLE IV
Authorized Capital Stock
     A. The Corporation shall be authorized to issue a total of 1,004,500,000 shares of capital stock divided into two classes as follows:
     (1) 1,000,000,000, shares of Common Stock, par value $.10 per share (“Common Stock”), and
     (2) 4,500,000 shares of Preferred Stock, par value $1.00 per share (“Preferred Stock”).
     D. OMITTED IN ITS ENTIRETY.
     FURTHER RESOLVED, that the Corporation’s Restated Certificate of Incorporation be further amended so that Article V thereof shall read in its entirety as follows:
ARTICLE V
Election of Directors
     A. The business and affairs of the Corporation shall be conducted and managed by, or under the direction of, the Board. The number of directors which shall constitute the entire Board shall not be less than three nor more than twenty, and shall be determined by resolution adopted by a majority of the entire Board. No reduction in number shall have the effect of removing any director prior to the expiration of his or her term.

     B. Beginning with the 2011 annual meeting of stockholders, all directors of the Corporation shall be of one class and shall serve for a term ending at the next following annual meeting of stockholders. Prior to the 2011 annual meeting of stockholders, the Board, other than those directors elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Article IV, shall be divided into three classes, Class I, Class II and Class III, with the directors of each class elected to serve as follows: Directors designated as Class III Directors elected at the 2008 annual meeting of stockholders shall serve for a term ending at the 2011 annual meeting of stockholders; directors designated as Class II Directors to be elected at the 2009 annual meeting of stockholders shall serve for a term ending at the 2011 annual meeting of stockholders; and directors designated as Class I Directors to be elected at the 2010 annual meeting of stockholders shall serve for a term ending at the 2011 annual meeting of stockholders. Directors elected prior to the 2008 annual meeting of stockholders shall continue to serve for the term, and as a member of the class, to which they had previously been elected. In the event of any increase in the authorized number of directors of the Corporation prior to the 2011 annual meeting, the newly created directorships shall be allocated among Class I, Class II and Class III so as to result in the number of directors in each class being as equal as possible. In the event of any change in the authorized number of directors of the Corporation, each director of the Corporation then continuing to serve as such shall nevertheless continue as a director until the expiration of his current term, or his prior death, resignation or removal.
     C. Except as otherwise provided for or fixed pursuant to the provisions of Article IV relating to the rights of the holders of any series of Preferred Stock to elect additional directors, and subject to the provisions hereof, newly created directorships resulting from any increase in the authorized number of directors, and any vacancies on the Board resulting from death, resignation, disqualification, removal, or other cause, may be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the term of the class in which the new directorship was created or in which the vacancy occurred, and until such director’s successor shall have been duly elected and qualified, subject to his earlier death, disqualification, resignation or removal. Except as otherwise provided pursuant to Article IV of this Certificate of Incorporation relating to additional directors elected by the holders of one or more series of Preferred Stock, no decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.
     D. During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV, then upon commencement and for the duration of the period during which such right continues (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total and authorized number of directors of the Corporation shall be reduced accordingly.
     SECOND: That the aforesaid amendments were duly adopted in accordance with the applicable provisions of Sections 242 of the DGCL.
     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this 4th day of June, 2008.

DEVON ENERGY CORPORATION
By:	/s/ Janice A. Dobbs
	Name:	Janice A. Dobbs
	Title:	Corporate Secretary